EXHIBIT 99.1

Psychemedics Corporation Reports First Quarter 2021 Financial Results

ACTON, Mass., May 10, 2021 (GLOBE NEWSWIRE) -- Psychemedics Corporation (NASDAQ:PMD), the world’s largest provider of hair testing for drugs of abuse, today announced financial results for the first quarter ended March 31, 2021.

The Company’s revenue for the quarter ended March 31, 2021 was $5.7 million versus $7.5 million for the quarter ended March 31, 2020, a decrease of 24%. Net income for the quarter ended March 31, 2021 was $0.1 million or $0.01 per diluted share, versus net loss of $0.2 million or ($0.03) per diluted share, for the comparable period last year, an increase of $0.04 per diluted share.

Raymond C. Kubacki, Chairman and Chief Executive Officer, stated:

"We continued to see improvement in total revenues, month-to-month and quarter-to-quarter, since the COVID-19 shutdown hit full force in April last year. The driving force in the continuing improvement is the growth in our domestic business. While total revenues for this first quarter declined 24% vs. Q1 2020, domestic revenues declined a lesser 15% and March showed an increase in total revenues and domestic revenues vs. March 2020. International volumes, primarily Brazil, continued to be off significantly as anticipated and as mentioned in our Q4 press release and shareholder letter in our Annual Report. We will keep our options open, but our focus is on our domestic business.

Our first quarter earnings were impacted primarily by two countervailing factors: 1) lower volume and revenues compared to Q1 2020 had a significant negative impact and 2) application of the Employee Retention Credit ("ERC") had a positive impact. The ERC is a refundable federal payroll tax credit for certain wages paid in 2021.   Under the provisions of the CARES Act, we became entitled to a refundable federal employee retention tax credit subject to certain criteria. Accordingly, we recorded a $0.8 million employee retention tax credit during the three months ended March 31, 2021. We have already determined we are eligible for the employee retention tax credit in second quarter of 2021 and expect to be for the remainder of 2021. However, even excluding the ERC, we still had a strong gross margin performance, especially in view of the 24% reduction in total revenues. With the ERC credit and our cost reduction and controls initiatives (including a second round of salary cuts for management and high-level teammates on February 1 of this year), we were able to record a profit in Q1.

We are pleased with how our first quarter progressed. I am proud of all of our teammates and their commitment to providing the highest quality services and accurate results, and the value add for our clients, during this difficult COVID-19 pandemic. With all the actions taken noted above, including strict cost controls, we believe we are well positioned, especially in our domestic business, to get back on the track of profitable growth as the country opens up and the economy recovers.

As an update on our PPP Loan, in May 2020, the Company received loan proceeds of $2.2 million under the Paycheck Protection Program (“PPP”) administered by the U.S. Small Business Administration (“SBA”). These funds were fully used as of July 2020. On November 6, 2020, the Company submitted an application for forgiveness of the entire amount due on the loan. This application was approved by Bank of America and has now been sent to the SBA to review the request for forgiveness. The review with SBA is ongoing.

The Company had approximately $2.2 million of cash and cash equivalents ($6.3 million of working capital) as of March 31, 2021. The total equipment financing outstanding was $1.8 million as of March 31, 2021, compared to a total amount borrowed of $12.2 million reflecting repayments of $10.4 million since May 2014. The PPP Loan outstanding was $2.2 million as of March 31, 2021. The Company believes the PPP Loan will be forgiven in 2021 for the total amount outstanding since we satisfied all eligibility criteria.

The Company paid 94 consecutive dividends (23 ½ years) through the first quarter of 2020, even during the financial crisis in 2008. However, because of the current COVID-19 pandemic, the dividend was suspended during 2020 and first quarter 2021 as we prioritized our liquidity and balance sheet. We have consistently been committed to paying a dividend and it took a pandemic for us to break our long history of consecutive quarterly dividend payments. Our Board of Directors share our confidence in the future of Psychemedics and remain committed to rewarding shareholders and sharing the financial success of the Company with them as we grow. We evaluate the dividend each quarter and will continue to do so as we move forward.”

Psychemedics Corporation is the world’s largest provider of hair testing for the detection of drugs of abuse. The Company’s patented process is used by thousands of U.S. and international clients, including over 10% of the Fortune 500 companies, for pre-employment and random drug testing. Major police departments, Federal Reserve Banks, schools, and other public entities also rely on our unique patented drug testing process. We strongly believe our drug testing method to be superior to any other product currently in use, including traditional urine testing and other hair testing methods.

Cautionary Statement for purposes of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995: From time to time, information provided by Psychemedics may contain forward-looking information that involves risks and uncertainties. In particular, statements contained in this release that are not historical facts (including but not limited to statements concerning earnings, earnings per share, revenues, cash flows, receivables collection dates, dividends, future business, growth opportunities, profitability, pricing, new accounts, customer base, market share, test volume, customer anticipated testing volume following the COVID-19 pandemic, sales and marketing strategies, market demand for drug testing services in Brazil, U.S. and foreign drug testing laws and regulations, including, without limitation, Brazilian professional driver drug testing requirements, required investments in plant, equipment and people and new test development, the effect of COVID-19 on our business, including its effects on our business, and profitability, and on the well-being and availability of our employees, the continued operation of our testing facilities and loan forgiveness under the PPP program) may be “forward looking” statements. Actual results may differ from those stated in any forward-looking statements. Factors that may cause such differences include but are not limited to risks associated with the severity of the COVID-19 pandemic, and its impact on the Company’s markets, including its impact on the Company’s customers, suppliers and employees, as well as its risk on the United States and worldwide economies, the timing, scope and effectiveness of further governmental, regulatory, fiscal monetary and public health responses to the COVID-19 pandemic, Internal Revenue Service refund processing timeframes, compliance by the Company with repayment forgiveness requirements under the PPP, changes in U.S. and foreign government regulations, including but not limited to FDA regulations, changes in Brazilian laws and regulations and proposed laws and regulations and the implementation of such laws and regulations, currency risks, R&D spending, competition (including, without limitation, competition from other companies pursuing the same growth opportunities), the Company’s ability to maintain its reputation and brand image, the ability of the Company to achieve its business plans, cost controls, leveraging of its global operating platform, risks of information technology system failures and data security breaches, the uncertain global economy, the Company’s ability to attract, develop and retain executives and other qualified employees and independent contractors, including distributors, the Company’s ability to obtain and protect intellectual property rights, litigation risks, general economic conditions and other factors disclosed in the Company's filings with the Securities and Exchange Commission. With respect to the continued payment of cash dividends, factors include, but are not limited to, all of the factors listed above with respect to the impact of the COVID-19 pandemic on our business generally, plus cash flows, available surplus, capital expenditure reserves required, debt service obligations, regulatory requirements, requirements under our bank loan agreements and other factors that the Board of Directors of the Company may take into account. The forward-looking statements contained herein speak only of the Company's expectations as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company's expectations or any change in events, conditions, or circumstances on which any such statement is based.

The Psychemedics Corporation web site is www.psychemedics.com

Andrew Limbek
Vice President, Controller
(978) 206-8220
AndrewL@psychemedics.com

Psychemedics Corporation
Consolidated Statements of Operations
(in thousands, except per share amounts)
(UNAUDITED)

	Three Months Ended
	March 31,
	2021	2020

Revenues	$5,713	$7,537
Cost of revenues	3,145	4,809

Gross profit	2,568	2,728

Operating Expenses:
General & administrative	1,529	1,533
Marketing & selling	642	1,106
Research & development	280	331

Total Operating Expenses	2,451	2,970

Operating income (loss)	117	(242)
Other expense	(14)	(73)

Net income (loss) before provision for (benefit from) income taxes	103	(315)

Provision for (benefit from) income taxes	20	(156)

Net income (loss)	$83	$(159)

Diluted net income (loss) per share	$0.01	$(0.03)

Dividends declared per share	$-	$0.18

Psychemedics Corporation
Consolidated Balance Sheets
(in thousands, except par value)
(UNAUDITED)

	March 31,	December 31,
	2021	2020
ASSETS
Current Assets:
Cash and cash equivalents	$2,190	$2,833
Accounts receivable, net of allowance for doubtful accounts	4,020	3,356
Prepaid expenses and other current assets	1,898	914
Income tax receivable	2,519	2,495
Total Current Assets	10,627	9,598

Fixed assets, net of accumulated amortization and depreciation	8,616	9,231
Other assets	882	888
Operating lease right-of-use assets	4,255	4,286
Total Assets	$24,380	$24,003

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$1,109	$577
Accrued expenses	1,567	1,801
Current portion of long-term debt	691	688
Current portion of operating lease liabilities	963	875
Total Current Liabilities	4,330	3,941

Long-term debt	3,270	3,444
Deferred tax liabilities, long-term	211	211
Long-term portion of operating lease liabilities	3,757	3,895
Total Liabilities	11,568	11,491

Shareholders' Equity:
Common stock, $0.005 par value; 50,000 shares authorized 6,205 shares issued at March 31, 2021 and December 31, 2020, respectively, and 5,537 shares outstanding at March 31, 2021 and December 31, 2020, respectively	31	31
Additional paid-in capital	33,020	32,803
Less - Treasury stock, at cost, 668 shares	(10,082)	(10,082)
Accumulated deficit	(8,523)	(8,606)
Accumulated other comprehensive loss	(1,634)	(1,634)
Total Shareholders' Equity	12,812	12,512

Total Liabilities and Shareholders' Equity	$24,380	$24,003